UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 14, 2009

Analysts International Corporation

(Exact name of registrant as specified in its charter)

Minnesota	0-4090	41-0905408
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3601 West 76th Street, Minneapolis, Minnesota	55435-3000
(Address for principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (952) 835-5900

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On December 23, 2009, Analysts International Corporation (the “Company”) entered into a Separation Agreement and Release of Claims with its former CEO and president, Elmer Baldwin (the “Separation Agreement”).  The Separation Agreement provides, among other things, that the effective date of Mr. Baldwin’s termination from the Company was December 14, 2009, with a corresponding employment contract termination date of January 13, 2010.  The Separation Agreement further provides that Mr. Baldwin will continue to receive his pay and benefits as an employee through January 13, 2010; and that as severance compensation the Company will continue to pay his regular base salary of $450,000 per annum for 12 months beginning January 13, 2010 and will reimburse his medical insurance premium payments under COBRA for a period of up to six months starting February, 2010. In accordance with the requirements of Minnesota law, the Separation Agreement provides that Mr. Baldwin has the right to revoke the release of claims contained in the agreement within 15 calendar days after signing the agreement, and also provides a revocation period of seven days after signing the agreement under the federal Age Discrimination in Employment Act.  The Separation Agreement includes a release all claims arising out of or relating to Mr. Baldwin’s employment with the Company or the termination of that employment.

The foregoing description of the terms and conditions of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which is attached as Exhibit 10.1 to this Current Report and incorporated by reference as if fully set forth herein..

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits.

Exhibit Number	Description

10.1	Separation Agreement and Release of Claims, dated December 23, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2009	ANALYSTS INTERNATIONAL CORPORATION

/s/ Randy W. Strobel
Randy W. Strobel
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Separation Agreement and Release of Claims, dated December 23, 2009.